As filed with the Securities and Exchange Commission on March 10, 1997
                                                 Registration No. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                      EXPRESS AMERICA HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)

                Arizona                                          86-0670679
(State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                               Identification No.)

                             Two Renaissance Square
                             40 North Central Avenue
                                   Suite 1200
                           Phoenix, Arizona 85004-4424
                    (Address of principal executive offices)
                                   (Zip Code)

        Express America Holdings Corporation 1996 Performance Share Plan,
                         as Amended on February 26, 1997
                            (Full title of the plan)

                    James M. Hennessy, Senior Vice President
                      Express America Holdings Corporation
                                   Suite 1200
                           Phoenix, Arizona 85004-4424
                     (Name and address of agent for service)

                                 (602) 417-8115
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                           Joseph P. Richardson, Esq.
                               Brown & Bain, P.A.
                            2901 North Central Avenue
                                   Suite 2000
                             Phoenix, Arizona 85012
                                 (602) 351-8000



====================================================================================================================
                                              CALCULATION OF REGISTRATION FEE
====================================================================================================================

                                                        Proposed                Proposed
                                          Amount         Maximum                 Maximum              Amount
       Title of Securities                 to be        Offering Price          Aggregate               of
        to Be Registered                Registered      Per Share*           Offering Price      Registration Fee
=================================== =================== ================== ==================== ====================

Common Stock, $.01 par value             250,000          $9.31                $2,327,500             $802.60

=================================== =================== ================== ==================== ====================

* Estimated solely for the purpose of calculating the amount of the Registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, on the basis of the average of the high and low prices for shares of common stock on March 5, 1997.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

       This Registration Statement relates to 250,000 shares of Common Stock, $.01 par value, of Express America Holding Corporation (the "Registrant"), being registered for use under the Registrant's 1996 Performance Share Plan (the "Plan"). Under the Plan, an employee may be granted an award in the form of a Performance Share. Each Performance Share represents the right and option (which is a non-statutory stock option) to purchase one share of Common Stock of the Registrant. The Performance Shares awarded shall vest at a rate of 20% on each anniversary of the date of the grant of the award.

Item 3.  Incorporation of Documents by Reference

       The following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference. The following documents are hereby incorporated by reference into this Registration Statement of Express America Holdings Corporation (the "Registrant") and in the related Section 10(a) prospectus: (a) the Registrant's annual report of Form 10-K for the fiscal year ended September 30, 1996; (b) all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since September 30, 1996; and (c) the description of the Registrant's capital stock contained in the Registrant's Registration Statement on Form 8-A (file no. 000-19799) filed with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934.

       All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities

       Not applicable.

Item 5.  Interests of Named Experts and Counsel

       None.

Item 6.  Indemnification of Directors and Officers

       Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

       Section 145 further provides, among other things, that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees).actually and reasonably incurred by him in connection therewith; that such expenses may be paid in advance by the corporation upon receipt of an undertaking to repay such amount if it is ultimately determined that such indemnification is not authorized under Section 145; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

       Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation I-aw, or (iv) for any transaction from which the director derived an improper personal benefit.

       Article 8 of the Registrant's Amended and Restated Certificate of Incorporation states that:

              "A. The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereinafter be amended, indemnify any and all persons who it shall have power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

              B. If a claim under paragraph A. of this Article is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the laws of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Delaware nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the Claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct."

       Article  9  of   Registrant's   Amended  and  Restated   Certificate   of
Incorporation states that:

              "To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director."

       The Registrant maintains an irrevocable indemnity trust funded from current revenue of the Registrant to secure the indemnity obligations of the Registrant to its directors and officers, regardless of whether such obligation arises under its charter, Bylaws, the Delaware General Corporation Law or any indemnification agreements. The Registrant is obligated to make monthly deposits of $8,333 into the indemnity trust, but such obligation is suspended during any period when the corpus of the trust equals $3,000,000. In the event of a "change in control" of the Registrant, it is required to deposit an amount equal to $3,000,000 less the balance of the trust corpus into the trust. For these purposes, a "change in control" will be deemed to have occurred if during two consecutive years individuals who at the beginning of such period constitute the Board of Directors of the Registrant cease for any reason to constitute a majority thereof unless each new director was elected by, or on the recommendation of, a majority of the directors then still in office who were directors at the beginning of such period.

       The Registrant has entered into an indemnity agreement with each member of the Board of Directors and certain of its officers (the "Agreements"), and is authorized to enter such agreements with future members of the Board and future officers, employees and agents. The Agreements provide the persons party thereto with specific contractual assurances that they will be indemnified to the fullest extent permitted by law and with certain procedural protections in the event that they are sued in their capacities as directors, officers, employees or agents, including provisions for advancement of expenses incurred in connection with an indemnifiable event.

Item 7.  Exemption from Registration Claimed

       Not applicable.

Item 8.  Exhibits

       4.1 Express America Corporation 1996 Performance Share Plan.

       4.2 Form of Performance Share Agreement for 1996 Performance Share Plan (incorporated by reference to Exhibit A of Exhibit 4.2 hereof).

       5 Opinion of Brown & Bain, P.A.

       23.1 Consent of KPMG Peat Marwick LLP

       23.2 Consent of Brown & Bain, P.A. (included in Exhibit 5 hereof).

       24 Power of Attorney (included on page 5 hereto)

Item 9.  Undertakings

       (a)    The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement:

                    (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

              In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on March 6, 1997.


                                        Express America Holdings Corporation

                                        By: /s/ Robert W. Stallings
                                            ------------------------------------
                                           Robert W. Stallings
                                           Chairman of the Board
                                           Chief Executive Officer and President

              Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                                POWER OF ATTORNEY


              KNOW ALL MEN BE THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Stallings and James R. Reis, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated.

Signature                                  Title                                        Date

/s/ Robert W. Stallings                    Chairman of the Board                     March 6, 1997
-----------------------------              Chief Executive Officer and
Robert W. Stallings                        President (Principal
                                           Executive Officer)


/s/ James R. Reis                          Vice Chairman and Chief                   March 6, 1997
-----------------------------              Financial Officer (Principal
James R. Reis                              Accounting Officer)


                                           Director                                  March  , 1997
-----------------------------
John C. Cotton

/s/ Roy A. Herberger, Jr.                  Director                                  March 6, 1997
-----------------------------
Roy A. Herberger, Jr.

/s/ John Holliman, III                     Director                                  March 6, 1997
-----------------------------
John M. Holliman, III

/s/ Stephen A McConnell                    Director                                  March 6, 1997
-----------------------------
Stephen A McConnell

                                           Director                                  March  , 1997
-----------------------------
Paul J. Renze

INDEX TO EXHIBITS

                                                                    Sequentially
                                                                    ------------
                                                                    Numbered
                                                                    --------
Exhibit No.    Exhibit                                              Page
-----------    -------                                              ----
4.1            Express America Holdings Corporation 1996
               Performance Share Plan.

4.2            Form of Performance Share Agreement for 1996
               Performance Share Plan.

5              Opinion of Brown & Bain, P.A.

23.1           Consent of KPMG Peat Marwick LLP

23.2           Consent of Brown & Bain, P.A. (included in
               Exhibit 5 hereof).

24             Power of Attorney (included on page 5 hereto).